WaferGen Announces Delay in Reporting
of Second Quarter 2011 Results

FREMONT, Calif., August 23, 2011-- WaferGen Biosystems, Inc. (OTCBB:WGBS), a leading developer of state-of-the-art genomic analysis systems, announced today that it intends to file its Quarterly Report on Form 10-Q for the period ended June 30, 2011 within two weeks.   The Company had previously filed a Form 12b-25 with the Securities and Exchange Commission relating to its Form 10-Q filing.

In order to complete its financial statements and other information contained in the Quarterly Report on Form 10-Q, the Company needs additional time to finalize the valuation amounts and related accounting treatment of convertible preferred stock, convertible notes and warrants issued on May 27, 2011 in the Company’s $30.6 million private placement financing.

About WaferGen Biosystems, Inc.

WaferGen Biosystems, Inc. develops, manufactures and sells state-of-the-art systems for genomic analysis for the life science and pharmaceutical industries to advance next generation sequencing and ultimately personalized medicine.  WaferGen offers the breakthrough SmartChip Real-Time PCR System, a next-generation Real-Time PCR system for discovery and validation of gene expression patterns (biomarkers) on a single platform. For additional information, please see http://www.wafergen.com.

Forward Looking Statements

This press release contains certain "forward-looking statements" relating to the expected filing date of the Company’s Form 10-Q for the second quarter of 2011.  Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of the company.  Actual results may differ materially from the expectations contained in the forward-looking statements.   More detailed information about the company and the risk factors that may affect the realization of forward-looking statements is set forth in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2010 and the company's most recent Quarterly Report on Form 10-Q for the period ended March 31, 2011.  Security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov.  The company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

WaferGen Contacts
510-651-4450

Don Huffman, CFO
don.huffman@wafergen.com

Media:  Joyce Strand
joyce.strand@wafergen.com